AMENDMENT NO. 1 TO
MORTGAGE LOAN SERVICING RIGHTS PURCHASE AND SERVICING AGREEMENT

This Amendment No. 1 (the "Amendment") is made and entered into as of February 26, 2007, by and between DB Structured Products, Inc., having an address at 60 Wall Street, New York, New York 10005 ("Seller"), Countrywide Home Loans Servicing, LP, having an address at 7105 Corporate Drive, Plano, Texas 75024 ("Servicer") and Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 ("Countrywide").  This Amendment modifies that certain Mortgage Loan Servicing Rights Purchase and Servicing Agreement dated September 1, 2005 by and between Seller, Servicer and Countrywide (the "Agreement").

RECITALS

Countrywide, Servicer and the Seller have previously entered into the Agreement pursuant to which the Countrywide has agreed to purchase from the Seller and the Seller has agreed to sell to Countrywide all of the Seller's right, title and interest in and to certain servicing rights agreed upon by the parties.  Countrywide, Servicer and the Seller hereby agree that the Agreement shall be amended as follows:

1.

Section 9.18 of the Agreement is hereby amended with the addition of the following subsection m:

"(m)

with regard to any Mortgage Loan placed in a Pass-Through Transfer with Fannie Mae or Freddie Mac (each an "Agency") and in the event that such Agency requests that Servicer indemnify such Agency for servicing related deficiencies and/or violations of law prior to the Servicing Transfer Date, Servicer agrees to provide such indemnification on the condition that Seller agrees that it will promptly pay to Countrywide, without dispute or delay, any and all amounts required to be paid by Servicer to such Agency prior to the date such amount is required ' to be delivered to such Agency; provided, however, Servicer shall promptly notify Seller Of any request from an Agency for repurchase or indemnification with respect to any Mortgage Loan and the Servicer shall (i) coordinate any response with respect to such requests with the Seller and (ii) not process any repurchase or indemnification request until the expiration of any applicable cure period."

2.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and wholly performed within that state.

3.

This Amendment may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  Telecopy signatures shall be deemed valid and binding to the same extent as the original.

4.

This Amendment shall bind and inure to the benefit of and be enforceable by Countrywide, Servicer and the Seller and the respective permitted successors and assigns of Countrywide.  Servicer and the Seller.

5.

There are no other amendments to the Agreement, and the remainder of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Countrywide, Servicer and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above.

COUNTRYWIDE HOME LOANS, INC.

DB STRUCTURED PRODUCTS, INC.

Countrywide

the Seller:

By: _______________________________

By: _______________________________
Adam Gadsby                                                                   Name:  Hyung Peak
First Vice President                                                           Title:     Managing Director

COUNTRYWIDE HOME LOANS SERVICING, LP

DB STRUCTURED PRODUCTS, INC.

Countrywide

the Seller:

By: Countrywide GP Inc., its general partner

By: _______________________________

By: _______________________________
Adam Gadsby                                                                   Name:       PETER PRINCIPATO
First Vice President                                                           Title:     AUTHORIZED SIGNATORY